Exhibit 99.1
Corporate Communications Contact:
Media Relations      (847) 700-5538

Investor Relations Contact:
Patricia Chaplinski   (847) 700-7501

UAL CORPORATION EXPECTS A DOUBLE-DIGIT DECLINE
IN UNIT REVENUE IN THE SECOND QUARTER

        CHICAGO, June 19, 2001 -- UAL Corporation (NYSE: UAL), the holding company whose primary subsidiary is United Airlines, today announced that it expects to post a double-digit decline in unit revenue in the second quarter, reflecting the industry-wide effects of the weakening U.S. economy.

    "We continue to experience the industry-wide effects of the softening U.S. economy on travel demand," said Chairman and Chief Executive Officer James E. Goodwin.  "Revenues have continued to deteriorate versus our projections in April, and as a result, we currently expect a double-digit decline in year-over-year unit-revenue performance for the quarter.  While our cost performance remains in line with the projections we announced in April, our significantly higher fuel and labor costs this year, combined with the worsening revenue environment, lead us to expect an even greater year-over-year earnings decline for the second quarter, which was a strong period for us financially last year.

    "We have responded to the weaker financial situation by reducing costs throughout the company, while making every effort to minimize the impact of the program on customer service.  Initiatives include reducing our 2001 budget, converting several stations to United Express operations, which we announced earlier this year; accelerating the retirement of our B727 aircraft fleet; and reducing our capital spending plans.  The program is expected to save the company approximately $300 million."

    The company stated that the uncertainty surrounding key factors, such as the breadth and length of the U.S. economic slowdown, the outcome of the planned United Airlines-US Airways merger, the outcome of labor negotiations and the cost of fuel, among other factors, precludes providing any specific estimates on results.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The information contained in this press release is forward-looking and involves risks and uncertainties that could result in actual results differing materially from expected results.  Forward-looking statements represent current expectations, are naturally subject to uncertainty and changes in circumstances, and represent the company's expectations and beliefs concerning future events, based on information available to the company at the date of this press release.  Some factors that could cause actual results to differ materially from those described include, without limitation: the airline pricing environment; industry capacity decisions; competitors' route decisions; the outcome of the planned United and US Airways merger; results of union contract negotiations and their impact on labor costs and operations; operational disruptions as a result of bad weather, air traffic control-related difficulties and labor issues; the willingness of customers to fly; the effective deployment of customer-service tools and resources; the growth of e-commerce and off-tariff distribution channels; the success of the company's cost-reduction efforts; fuel costs; foreign currency exchange-rate fluctuations; the ultimate outcome of existing litigation; actions of the U.S., foreign and local governments; the economic environment of the airline industry and the economic environment in general.  United undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, unforeseen events, changed circumstances or otherwise.

-UAL-

The web page address for UAL Corp. and United Airlines is united.com